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                                                                      Exhibit 23






The Board of Directors
J.B. Hunt Transport Services, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-57127) on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated April 17, 1998, relating to the statements of net assets available for benefits of J.B. Hunt Transport Services, Inc. Employee Retirement Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedules, which report appears in the December 31, 1997, annual report on Form 11-K of J.B. Hunt Transport Services, Inc. Employee Retirement Plan.




                                               KPMG Peat Marwick LLP


Little Rock, Arkansas
June 30, 1998